Exhibit 4.2

DOXIMITY, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
APRIL 10, 2014

-i-

TABLE OF CONTENTS

Page
5.10 Telecopy Execution and Delivery	21
5.11 Jurisdiction; Venue	21
5.12 Further Assurances	21
5.13 Termination Upon Liquidation Event	21
5.14 Conflict	21
5.15 Attorneys’ Fees	21
5.16 Aggregation of Stock	21
5.17 Jury Trial	21

DOXIMITY, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is dated as of April 10, 2014, and is between Doximity, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”).
RECITALS
WHEREAS, certain of the Investors (the “Existing Investors”) are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of August 27, 2012 (the “Prior Agreement”).
WHEREAS, the Investors are parties to the Series C Preferred Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series C Preferred Stock to the Investors listed on such Schedule of Investors that the Investors and the Company execute and deliver this Agreement.
WHEREAS, the undersigned Existing Investors are the holders of at least a majority of the Registrable Securities (as defined in the Prior Agreement).
WHEREAS, the parties to the Prior Agreement wish to amend and restate the Prior Agreement and enter into this Agreement to provide the Investors with the rights and privileges as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1

Definitions
1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)    “Closing” shall mean the date of the sale of shares of the Company’s Series C Preferred Stock pursuant to the Purchase Agreement.
(b)    “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
(c)    “Common Stock” means the Common Stock of the Company.
(d)    “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.
(e)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f)    “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.
(g)    “Indemnified Party” shall have the meaning set forth in Section 2.6(c).
(h)    “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).
(i)    “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.
(j)    “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than twenty-five percent (25%) of the outstanding Registrable Securities.
(k)    “Liquidation Event” shall have the meaning set forth in the Company’s Restated Certificate.
(l)    “MSIM” shall mean Morgan Stanley Investment Management Inc.
(m)    “MSIM Investor” shall mean any fund, pooled vehicle or other discretionary account for whom MSIM acts as investment adviser or sub-adviser.
(n)     “New Securities” shall have the meaning set forth in Section 4.1(a).
(o)    “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.
(p)    “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.
(q)    “Preferred Stock” shall mean the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
(r)    “Purchase Agreement” shall have the meaning set forth in the Recitals.
(s)    “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) any Common Stock, or any Common Stock issuable or issued (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.
(t)    The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.
(u)    “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one special counsel for the Holders (not to exceed $50,000), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses or fees and disbursements of other counsel for the Holders.
(v)    “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time).
(w)    “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c).
(x)    “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
(y)    “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission
(z)    “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
(aa)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
(bb)    “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).
(cc)    “Shares” shall mean the Company’s Preferred Stock.
(dd)    “TRP” shall mean T. Rowe Price and Associates, Inc.
(ee)     “TRP Investors” shall mean the Investors identified on Exhibit A under the heading “TRP Investors” and/or accounts or funds with the same or affiliated registered investor advisor.
(ff)    “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

SECTION 2

Registration Rights
2.1    Requested Registration.
(a)    Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:
(i)    promptly give written notice of the proposed registration to all other Holders; and
(ii)    as soon as practicable, file and use all commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.
(b)    Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:
(i)    Prior to one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;
(ii)    If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and either (A) the aggregate proceeds of such Registrable Securities (prior to deduction for underwriter’s discounts and expenses related to the issuance) are less than $25,000,000 or (B) such Registrable Securities constitute less than twenty percent (20%) of the Registrable Securities then outstanding;
(iii)    In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(iv)    After the Company has initiated two such registrations pursuant to this Section 2.1 (counting for these purposes Withdrawn Registrations);
(v)    During the thirty (30) day period commencing with the receipt of a request made pursuant to Section 2.1(a), the Company delivers notice to the Holders of Registrable Securities that the Company intends to file a registration statement under the

Securities Act in connection with a public offering of its securities within a ninety (90) day period from the date of the notice given by the Company to the Holders of Registrable Securities pursuant to this Section 2.1(b)(v); provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;
(vi)    If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3;
(vii)    If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or
(viii)    If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (b)(vii) above to firmly underwrite the offer.
(c)    Deferral. If (i) in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”), the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.
(d)    Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.
(e)    Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this SECTION 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to a majority in interest of the Initiating Holders.
Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion;(ii) second, to the Other Selling Stockholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.
If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and other Selling Stockholders requesting additional inclusion, as set forth above.
2.2    Company Registration.
(a)    Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:
(i)    promptly give written notice of the proposed registration to all Holders; and
(ii)    use all commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.
(b)    Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.
Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. For the avoidance of doubt, in no event shall any securities held by Other Selling Stockholders be included in the registration and underwriting if any securities held by any selling Holder are excluded, unless approved in writing by the Holders of at least a majority of the Registrable Securities.
If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.
(c)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
2.3    Registration on Form S-3.
(a)    Request for Form S-3 Registration. After its initial public offering, the Company shall use all commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this SECTION 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b)    Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:
(i)    In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii), 2.1(b)(v) or 2.1(b)(vi);
(ii)    If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $500,000; or
(iii)    If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.
(c)    Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.
(d)    Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.
2.4    Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to bear the Registration Expenses for such registration and such registration shall not be treated as a counted registration for purposes of Section 2.1 or Section 2.3. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.
2.5    Registration Procedures. In the case of each registration effected by the Company pursuant to SECTION 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use all commercially reasonable efforts to:
(a)    Keep such registration effective for a period of ending on the earlier of the date which is one hundred twenty (120) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)    Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;
(c)    Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;
(d)    Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(e)    Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;
(f)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and
(h)    In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
2.6    Indemnification.
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, members, partners, equity holders, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this SECTION 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, members, equity holders, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).
(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.
(c)    Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; except that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such indemnified party by the counsel retained by the Indemnifying Party would be inappropriate due to actual differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
(d)    If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.7    Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this SECTION 2.

2.8    Restrictions on Transfer.
(a)    The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), or (y):
(i)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or
(ii)    The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, the Holder shall have furnished the Company, at its expense, with (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.
(b)    Permitted transfers include: (i) a transfer not involving a change in beneficial ownership, (ii) a transfer between MSIM Investors, (iii) a transfer between an Investor that is a registered investment company (i.e., a mutual fund) and another registered investment company due to a merger or reorganization of such registered investment companies, (iv) a transfer between TRP Investors, or (v) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund, general partner entity or management company that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, (x) that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition and (y) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.
(c)    Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.
The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.
(d)    The first legend referring to federal and state securities laws identified in Section 2.8(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.
2.9    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use commercially reasonable efforts to:
(a)    Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
(b)    File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and
(c)    So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.
2.10    Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held immediately prior to the effective date of the registration statement by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. Notwithstanding this Section 2.10 or any other provision of this Agreement, nothing shall prevent a Holder from selling Common Stock (or other securities) of the Company purchased in the Initial Public Offering or in the secondary market following the Initial Public Offering.
2.11    Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this SECTION 2.
2.12    Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this SECTION 2 may be transferred or assigned by a Holder only to: (A) a transferee or assignee of not less than 386,897 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, or the like) (or if the transferring Holder owns less than 386,897 shares of Registrable Securities, then all Registrable Securities held by the transferring Holder), (B) an MSIM Investor from another MSIM Investor, (c) a TRP Investor from another TRP Investor, or (D) (x) any partner, retired partner, affiliated fund, general partner or management company of any Holder that is a partnership, (y) any member, former member, management company or affiliate of any Holder that is a limited liability company, or (z) any family member or trust for the benefit of any Holder that is an individual; provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8, the Amended and Restated Right of First Refusal and Co-Sale Agreement, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding at least a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights other than on a subordinate basis after all Holders have had an opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include.
2.14    Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (ii) five (5) years after the closing of the Company’s Initial Public Offering.

SECTION 3

Information Covenants of the Company
The Company hereby covenants and agrees, as follows:
3.1    Basic Financial Information Rights. The Company will furnish the following reports to (1) each Investor who owns at least 1,500,000 of the Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, or the like), (2) each MSIM Investor (delivery to MSIM on behalf of such Investor shall constitute delivery to such Investor) and (3) and each TRP Investor (delivery to TRP on behalf of such TRP Investor shall constitute delivery to such TRP Investor):
(a)    As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, and audited and certified by independent public accountants of recognized national standing selected by the Company, unless for such fiscal year the Board of Directors (including at least two Preferred Directors, as such term is defined in the Restated Certificate) makes a determination not to obtain audited financial statements, in which case, the financial statements will be certified by the Company’s chief financial officer.
(b)    As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, (i) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, and (ii) at such times and also as soon as practicable after the end of the fourth quarterly accounting period in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the fourth quarterly accounting period in each fiscal year of the Company, a current capitalization table of the Company (on a fully diluted basis, reflecting securities held by each equity holder of the Company and the number of shares reserved and available to grant under any stock or option plan of the Company) as of the end of such quarterly period.
(c)    As soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, an operating budget for the next fiscal year, prepared on a quarterly basis, including balance sheets, income statements and statements of cash flows for such quarters and, as soon as prepared, any other budgets or revised budgets prepared by the Company.
(d)    Company acknowledges that certain MSIM Investors and TRP Investors are registered investment companies (mutual funds) or other pooled vehicles that strike a daily net asset value (“NAV”). The Company agrees to use commercially reasonable efforts to provide information to such MSIM Investors and TRP Investors on a timely basis in order to enable the MSIM Investors and TRP Investors to properly value their holdings in the Company on a daily basis.

3.2    Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of 3.1 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its (i) employees or agents having a need to know the contents of such information, and its attorneys, accountants and other advisors, (ii) any affiliate, partner, member, stockholder, equity holder or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such person that such information is confidential and directs or obligates such person to maintain the confidentiality of such information, or (iii) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such required disclosure), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority. Notwithstanding this Section 3.2 or any other provisions of this Agreement, each Holder that is a registered investment company or other pooled vehicle may disclose its holdings in the Company and such other information as may be appropriate or required in its shareholder reports and other materials and in regulatory filings.
3.3    Employee Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall (x) be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest ratably over the remaining three (3) years, subject to the holder’s continuing status as a service provider of the Company, (y) be subject to a market standoff requested by the Company or the underwriters of any public offering of the Company's securities, substantially as set forth in Section 2.10 and (z) provide for a right of first refusal in favor of the Company. With respect to any shares of unvested stock purchased by such person, the Company’s repurchase option shall provide that upon such person’s termination of employment with, or service to, the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.
3.4    Confidential Information and Inventions Agreements. The Company shall require all current and former employees, officers and consultants having access to confidential information or trade secrets of the Company to execute and deliver a Confidential Information and Inventions Agreement substantially in a form approved by the Company’s counsel or the Board of Directors and provided to counsel to the Investors.
3.5    Key Man Insurance. The Company will use all commercially reasonable efforts to maintain in full force and effect term life insurance, naming the Company as beneficiary, in the amount of one million dollars ($1,000,000) on the life of Jeff Tangney.
3.6    Observer Rights. So long as (w) Emergence Capital Partners and its affiliates (“Emergence”) continue to hold at least 500,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, or the like), Emergence shall have the right to designate one (1) individual (the “Emergence Designee”), (x) InterWest Partners and its affiliates (“InterWest”) continue to hold at least 500,000 Shares and/or

Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, or the like), InterWest shall have the right to designate one (1) individual (the “InterWest Designee”), (y) Morgenthaler Ventures IX and its affiliates (“Morgenthaler”) continue to hold at least 500,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, or the like), Morgenthaler shall have the right to designate one (1) individual (the “Morgenthaler Designee”), (z) DFJ Venture XI, L.P. and its affiliates (“DFJ”) continue to hold Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, or the like), DFJ shall have the right to designate one (1) individual (the “DFJ Designee”), (ww) an MSIM Investor continues to hold Shares and/or Conversion Stock in the Company, MSIM shall have the right to designate one (1) individual (the “MSIM Designee”), who shall initially be Jason Yeung and (xx) a TRP Investor continues to hold Shares and/or Conversion Stock in the Company, the TRP Investors shall have the right to designate one (1) individual (the “TRP Investor Designee”), in each case, to attend all regularly-scheduled meetings of the Board of Directors (and all committees and subcommittees of the Board of Directors) in a non-voting observer capacity and, in this respect, the Company shall give each such representative copies of all notices, minutes, consents, and other materials that it provides to its directors (simultaneously with the delivery of the same to the directors of the Company); provided that each such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided that the Board of Directors shall have the right to exclude the Emergence Designee, the InterWest Designee, the Morgenthaler Designee and/or the DFJ Designee from portions of meetings of the Board of Directors or omit to provide the Emergence Designee, the InterWest Designee. the Morgenthaler Designee and/or the DFJ Designee with certain information if the Board of Directors or a committee of the Board of Directors reasonably believes in good faith that such exclusion or omission is necessary in order to (A) upon advice of counsel, preserve the Company’s attorney-client privilege, (B) fulfill the Company’s written obligations with respect to confidential or proprietary information of third parties, or (C) protect the Company’s trade secrets or other confidential proprietary information; provided that the Designee who is excluded from such meetings or such information shall promptly be informed of such exclusion and the reasons for such exclusion. In addition, the Board of Directors may in good faith and for legitimate business reasons exclude the Emergence Designee, the InterWest Designee, the Morgenthaler Designee and/or the DFJ Designee from executive sessions or portions of meetings closed to persons other than company counsel; provided that the Board of Directors will conduct the usual and customary business and policy making functions of the Board of Directors in meetings of the entire Board of Directors and not in meetings of its executive or other committees, if any.
3.7    Expenses of Board Meetings. The Company shall reimburse the non-employee directors for all out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors or other meetings or events at the request of the Board of Directors.
3.8    Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect upon the earlier to occur of (x) the closing of the Company’s Initial Public Offering that results in the conversion of all Preferred Stock to Common Stock or (y) the consummation of a Liquidation Event.

SECTION 4

Right of First Refusal
4.1    Investors’ Right of First Refusal. The Company hereby grants to each Investor the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. An Investor’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Investor immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Investor) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming, in the case of Investors, full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, held by all of the Investors).
(a)    “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include (i) any securities that are not deemed to be “Additional Shares of Common” pursuant to Article V, Section 4(d)(i) of the Restated Certificate, or (ii) any shares of Series C Preferred Stock issued pursuant to the Purchase Agreement.
(b)    In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its overallotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.
(c)    If not all of the Investors elect to purchase their pro rata share of the New Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares on a pro rata basis. The Investors shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have ninety (90) days thereafter to sell the New Securities in respect of which the Investors’ rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.1(b) hereof. If the Company has not sold such New Securities within ninety (90) days of the notice provided pursuant to Section 4.1(b), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Investors in the manner provided above.
(d)    The right of first refusal granted under this Agreement shall terminate and be of no further force or effect upon the earlier of (x) the closing of the Company’s Initial Public Offering pursuant to which all Shares of Preferred Stock are converted to Common Stock, or (y) the consummation of Liquidation Event.

(e)    Each Investor that is a venture capital fund may assign or transfer its rights under this Section 4.1 to (i) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (ii) a venture capital fund, general partner entity or management company that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder.
SECTION 5

Miscellaneous
5.1    Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) (a “Majority Vote”); provided that Section 1.1(bb) (as it relates to Morgenthaler) shall not be amended or waived without the written consent of Morgenthaler; provided further that Section 3.6 (as it relates to Morgenthaler) shall not be amended or waived without the written consent of Morgenthaler, Section 3.6 (as it relates to Emergence) shall not be amended or waived without the written consent of Emergence, Section 3.6 (as it relates to InterWest) shall not be amended or waived without the written consent of InterWest and Section 3.6 (as it relates to DFJ) shall not be amended or waived without the written consent of DFJ. Notwithstanding the foregoing, (i) this Agreement may not be amended or modified and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, modification or waiver (x) applies to all Investors in the same fashion, and (y) does not explicitly adversely affect such Investor in a manner differently than other Investors, (ii) a Majority Vote may amend, modify or waive the rights of the Investors under Section 4.1 for issuances of New Securities only if no venture capital fund, private equity fund, registered investment company or other fund or entity whose principal purpose is investment-related participates in such issuance, and (iii) any amendment, modification or waiver of the provisions of this Agreement that reference TRP, a TRP Investor or a registered investment company may not be effected without the written consent of the TRP Investors. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of at least a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.
5.2    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:
(a)    if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;
(b)    if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address of the last holder of such shares for which the Company has contact information in its records; or

(c)    if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 60 E Third Avenue, Suite 115, San Mateo, CA 94401, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Marcia A. Hatch, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 1200 Seaport Boulevard, Redwood City, California 94063.
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or three (3) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.
Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Investor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or Holder. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.
5.3    Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.
5.4    Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
5.5    Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.
5.6    Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-

defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.
5.7    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
5.8    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
5.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.
5.10    Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
5.11    Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Mateo County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).
5.12    Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
5.13    Termination Upon Liquidation Event. Notwithstanding anything to the contrary herein, this Agreement (excluding any thenexisting obligations) shall terminate upon a Liquidation Event.
5.14    Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Restated Certificate or its bylaws, the terms of the Company’s Restated Certificate or its bylaws, as the case may be, will control.

5.15    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
5.16    Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons, as well as all securities held by MSIM Investors and all securities held by TRP Investors shall be aggregated together for purposes of determining the availability of any rights under this Agreement.
5.17    Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. If the waiver of jury trial set forth in this section is not enforceable, then any claim or cause of action arising out of or relating to this Agreement shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for San Mateo County. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.
(signature page follows)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

DOXIMITY, INC.
a Delaware corporation

By:	/s/ Jeff Tangeny

Name:	Jeff Tangeny

Title:	President and Chief Executive Officer
(Signature page to the Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

INTERWEST PARTNERS X, L.P.

By:	InterWest Management Partners X, LLC,
its General Partner

By:	/s/ W Stephen Holmes

Name	W Stephen Holmes

Title:	Managing Director
(Signature page to the Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

EMERGENCE CAPITAL PARTNERS II, L.P.

By:	EMERGENCE CAPITAL PARTNERS II, L.L.C
its General Partner

By:	Emergence GP Partners, LLC
its General Partner

By:	/s/ Kevin Spain
Name	Kevin Spain
Title:	Managing Director
(Signature page to the Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

MORGENTHALER VENTURE PARTNERS IX, L.P.
By:	Morgenthaler Management Partners IX, LLC
Its Managing Partner

By:	/s/ Rebecca Lynn
Rebecca Lynn, Member
(Signature page to the Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

DFJ Venture XI, L.P.

By:	DFJ Venture XI Partners, LLC
its General Partner

By:	/s/ Josh Stein
Name	Josh Stein
Title:	Managing Member

DFJ Venture XI Partners Fund, LLC

By:	/s/ Josh Stein
Name	Josh Stein
Title:	Managing Member
(Signature page to the Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

MORGAN STANLEY INSTITUTIONAL
FUND, INC. – SMALL COMPANY GROWTH
PORTFOLIO
By:	Morgan Stanley Investment Management
Inc.
Its:	Investment Adviser

By:	/s/ Joseph C Benedith
Name	Joseph C Benedith
Title:	Managing Director

MORGAN STANLEY INVESTMENT
MANAGEMENT SMALL COMPANY
GROWTH TRUST

By:	State Street Bank and Trust Company

Solely in its capacity as Trustee

By:	/s/ Dennis Fraser

Name:	Dennis Fraser

Title:	VP
(Signature page to the Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

T. Rowe Price New Horizons Fund, Inc.
T. Rowe Price New Horizons Trust
T. Rowe Price U.S. Equities Trust
By:	T. Rowe Price Associates, Inc., Investment Adviser

By:	/s/ Henry Ellenbogen

Name:	Henry Ellenbogen

Title:	Vice President

T. Rowe Price Health Sciences Fund, Inc.
TD Mutual Funds – TD Health Sciences Fund
VALIC Company I – Health Sciences Fund
T. Rowe Price Health Sciences Portfolio
John Hancock Variable Insurance Trust – Health Sciences Trust
John Hancock Funds II – Health Sciences Fund
By:	T. Rowe Price Associates, Inc., Investment Adviser

By:	/s/ Rouven Wool-Lewis

Name:	Rouven Wool-Lewis

Title:	Vice President
(Signature page to the Amended and Restated Investors’ Rights Agreement)

EXHIBIT A

INVESTORS

Morgenthaler Ventures IX, L.P.
***

InterWest Partners X, L.P.
***
Emergence Capital Partners II, L.P.
***

Tangney Schweikert Family Trust
***

Threshold Ventures I, L.P.
***

Threshold Ventures I Partners Fund, LLC
***

MORGAN STANLEY INVESTMENT MANAGEMENT SMALL COMPANY GROWTH TRUST
***

The Board of Trustees of the Leland Stanford Junior University (SEVF II)
***

The Board of Trustees of the Leland Stanford Junior University (SBST)
***

TRP INVESTORS
T. Rowe Price New Horizons Fund, Inc.
***

T. Rowe Price New Horizons Trust
***

T. Rowe Price U.S. Equities Trust
***

T. Rowe Price Health Sciences Fund, Inc.
***

TD Mututal Funds - TD Health Sciences Fund
***

VALIC Company I - Health Sciences Fund
***

T. Rowe Price Health Sciences Portfolio
***

John Hancock Variable Insurance Trust - Health Sciences Trust
***

John Hancock Funds II - Health Sciences Fund
***

MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund
***

SCHEDULE 1
NOTICE AND WAIVER/ELECTION OF
RIGHT OF FIRST REFUSAL
I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors’ Rights Agreement dated as of April 10, 2014 (the “Agreement”):
1.    Waiver of fifteen days’ notice period in which to exercise right of first refusal: (please check only one)
( )    WAIVE in full, on behalf of all Holders, the fifteen-day notice period provided to exercise my right of first refusal granted under the Agreement.
( )    DO NOT WAIVE the notice period described above.
2.    Issuance and Sale of New Securities: (please check only one)
( )    WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.
( )    ELECT TO PARTICIPATE in $__________ (please provide amount) in New Securities proposed to be issued by Doximity, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.
( )    ELECT TO PARTICIPATE in $__________ in New Securities proposed to be issued by Doximity, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.
( )    ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[_______] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $__________ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Investors do not exercise their full rights of first refusal with respect to the $[_______] in New Securities being offered in the financing.
Date: ________________

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)
This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.